November 9th, 2020


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Angela Hilt, Vice President, Corporate Secretary & Deputy General Counsel Jinho Joo, Director of Legal
Cheryl Brice, Assistant Secretary and Corporate & Securities Specialist Tracy Tong, Senior Corporate Counsel


Sincerely,

/s/ Paul G. Parker

Name:  Paul Gray Parker
Title:    Director